EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Harris Interactive Reports Third Quarter Results
Solid growth in majority of business units offset by steep revenue decline in US pharma business

•	Q3FY08 revenue grows 11% to $57.3 million

•	Acquired company (Asia, Canada, France and Germany) revenue grows 26%

•	Continued challenges in US Healthcare practice contribute to 4% pro forma organic revenue decline
•	Leadership changes and restructuring implemented
•	$1.9 million in charges in quarter due to companywide personnel, real estate and other cost-reduction actions

•	Recent cost savings actions will save over $9 million in FY09

•	FY08 expectations reset to $237 — $240 million revenue, $17 – $19 million adjusted EBITDA and $0.01 — $0.03 EPS
ROCHESTER, N.Y. — May 2, 2008 — Harris Interactive® (NASDAQ:HPOL) released financial results for its third quarter and fiscal 2008 year-to-date, which ended March 31, 2008.
“While we were disappointed with the overall results caused primarily by revenue shortfalls in our US Healthcare business, we were encouraged by the solid organic growth we saw in many of our business groups. Of special note: Technology, Financial Services, Canada, France and Germany all grew strongly in the quarter. This proves that with proper leadership and focus, our offerings are well received, and that we can, and will continue to grow — even in a challenging environment,” said Gregory T. Novak, president and CEO. “We’ve resized our business to properly match the revenue outlook and installed new, proven leadership in our US Healthcare business to position it for future growth and profitability.”
Q3FY08 Results
Revenue
Q3FY08 consolidated revenue was $57.3 million, up 11% when compared to the same period last year. Acquired companies (Asia, France, Canada and Germany) fiscal third quarter pro forma organic revenue was $11.7 million, up 26%. However, due to revenue declines in the US and UK, consolidated pro forma organic revenue dropped 4%.
Operating/net loss
Operating loss was $(1.9) million, compared with operating income of $1.4 million reported for the same period last year. The net loss for the quarter was $(2.1) million, or $(0.04) per fully diluted share, compared with net income of $1.2 million or $0.02 per fully diluted share for the third quarter of fiscal 2007. “Lower than anticipated revenue, higher fixed costs, $1.9 million in charges related to cost-reduction actions, an increased effective tax rate and higher interest expenses all added up to a loss in the quarter,” stated Ronald E. Salluzzo, CFO. “Even though we have reduced our costs significantly on an annualized basis over the last six months, those actions were not completed quickly enough to counter the entire revenue shortfall. We expect the steps we’ve taken will save approximately $9 million of costs in FY09.”
Adjusted EBITDA
Adjusted EBITDA, calculated by adding back $1.0 million of non-cash stock-based compensation expense, was $1.6 million or 2.8% of revenue, down 58% when compared with $3.9 million of adjusted EBITDA, or 7.6% of revenue reported for Q3FY07.
Bookings
Consolidated bookings were $61.3 million, up 7% when compared with $57.6 million of bookings reported for the same period a year ago. North American bookings increased 17%, while European bookings were down 20%. “Excluding healthcare, we have positive revenue-to-sales ratios in all of our North American custom research groups,” said Salluzzo. “Currently, we are seeing very solid bookings in the UK, which, when combined with expected strong performances from France and Germany, should produce improved European bookings growth for the fiscal fourth quarter.”

Fiscal 2008 Year-to-Date Results
Revenue
Year-to-date revenue was $175.2 million, up 13% when compared with the same period last year. Pro forma organic revenue dropped 1%. “On a year-to-date basis, pro forma organic revenue growth in Asia, Europe and a number of our North American business units was not enough to offset the substantial revenue decline in our US Healthcare business, resulting in a slight decline in consolidated organic revenue,” said Salluzzo.
Operating/net income
Operating income for the fiscal-year-to-date was $3.1 million, down 62% when compared with operating income of $8.1 million last year. Net income was $1.0 million, or $0.02 per fully diluted share, down 82% when compared with the same period in fiscal 2007.
Adjusted EBITDA
Adjusted EBITDA, adding back $3.1 million of non-cash stock-based compensation expense, was $13.7 million or 7.8% of revenue, down 14% when compared with $15.9 million of adjusted EBITDA, or 10.3% of revenue reported for the same prior year period.
Bookings
Fiscal year-to-date consolidated bookings were $180.6 million, up 8.6% versus last year.
Balance sheet
As of March 31, 2008, cash, cash equivalents and marketable securities were $31.2 million, up from $29.1 million reported a year ago, and down from $33.3 million of cash, cash equivalents and marketable securities reported as of December 31, 2007. The Company had $31.2 million of outstanding debt at March 31, 2008.
Revised FY2008 outlook
“We believe that revenue growth in our healthcare research practice will not return until calendar 2009. However, we have right-sized our expenses and expect to hold the line on costs for the remainder of FY2008, which should set us up well for a good start to FY09,” stated Salluzzo. “An expected sequential improvement in Healthcare performance should drive organic pro forma revenue growth in Q4, resulting in revenue of between $237 and $240 million, adjusted EBITDA of between $17 and $19 million, and fully diluted EPS of between $0.01 and $0.03,” Salluzzo ended.
Q3 results conference call and webcast access
The Company will conduct a conference call to discuss these results on Friday, May 2, 2008 at 8:30 a.m. ET. Gregory T. Novak, president and CEO will host the teleconference. Formal remarks will be followed by a question and answer session. To access the conference call, please dial toll-free 888.680.0890 in the United States and Canada, or 617.213.4857 internationally. The participant passcode is 31741547.
A live webcast of the conference call and supporting slides will also be accessible via the investor relations section of the Company’s website at www.harrisinteractive.com/ir, where an archived replay of the webcast will be available for 30 days following the call. No telephone replay of the conference call will be provided. This media release, including financial schedules, will be available at our website www.harrisinteractive.com/ir prior to the call.
Safe Harbor Statement
This media release includes statements that may constitute forward-looking information. We caution you that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. Additional detailed information concerning a number of factors that could cause actual results to differ is readily available in the “Risk Factors” section of the most recent Annual Report on form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

About Harris Interactive
Harris Interactive is a global leader in custom market research. With a long and rich history in multimodal research, powered by our science and technology, we assist clients in achieving business results. Harris Interactive serves clients globally through our North American, European and Asian offices and a network of independent market research firms. For more information, please visit http://www.harrisinteractive.com/.

Contact	Dan Hucko
SVP, Corporate Communications — Investor Relations
Harris Interactive Inc.
585.214.7470
800.866.7655 x7470
dhucko@harrisinteractive.com
Revenue and Internet revenue Q3FY08 vs. Q3FY07

							As Reported
	As Reported Revenue			Pro Forma Organic Revenue*			Internet Revenue
In $ US millions except for %	Q3FY08	Q3FY07	% Chg	Q3FY08	Q3FY07	% Chg	Q3FY08	Q3FY07	% Chg
US	$36.1	$40.2	-10%	$36.1	$40.2	-10%	$25.6	$27.5	-7%
Canada	$7.6	—	na	$7.6	$5.5	38%	$1.3	—	na
N. America	$43.6	$40.2	8%	$43.6	$45.7	-5%	$26.9	$27.5	-2%
UK	$9.8	$9.9	-2%	$9.8	$9.9	-2%	$5.8	$2.1	181%
France	$1.8	$1.6	17%	$1.8	$1.6	17%	$1.7	$1.4	17%
Germany	$1.6	—	na	$1.6	$1.5	7%	$1.4	—	na
Europe	$13.2	$11.5	14%	$13.2	$13.0	1%	$8.9	$3.5	155%
Asia	$0.5	—	na	$0.5	$0.7	-29%	—	—	na
Total	$57.3	$51.7	11%	$57.3	$59.4	-4%	$35.8	$31.0	16%
Revenue and Internet revenue 7/1/07 to 3/31/08 versus 7/1/06 to 3/31/07

							As Reported
	As Reported Revenue			Pro Forma Organic Revenue*			Internet Revenue
In $ US millions except for %	YTDFY08	FY07	% Chg	YTDFY08	FY07	% Chg	YTDFY08	FY07	% Chg
US	$114.2	$118.4	-4%	$114.2	118.4	-4%	$82.5	$80.3	3%
Canada	$18.2	—	na	$18.2	$16.6	9%	$3.6	—	na
N. America	$132.3	$118.4	12%	$132.3	$135.0	-2%	$86.1	$80.3	7%
UK	$30.3	$31.4	-4%	$30.3	$31.4	-4%	$13.3	$7.6	75%
France	$5.5	$4.8	13%	$5.5	$4.8	13%	$4.9	4.4	14%
Germany	$5.3	—	na	$5.3	$4.0	32%	$4.7	—	na
Europe	$41.1	$36.3	13%	$41.1	$40.3	2%	$23.0	$12.0	92%
Asia	$1.8	—	na	$1.8	$1.3	39%	—	—	na
Total	$175.2	$154.7	13%	$175.2	$176.7	-1%	$109.1	$92.3	18%

*	Pro forma organic revenue is calculated as if acquisitions had contributed full revenue for the comparable period as related to fiscal 2008. Q3FY07 pro forma organic revenue includes unaudited figures for Media Transfer (Germany), Harris/Decima (Canada) and MarketShare (Asia).

Harris Interactive Key Operating Metrics — Quarterly
Updated 5/2/08

	Q3	Q4	Q1	Q2	Q3
Dollar amounts in millions US$	FY2007	FY2007	FY2008	FY2008	FY2008
Consolidated Revenue	$51.7	$57.1	$55.2	$62.7	$57.3
Internet Revenue (% of total revenue)	60%	63%	62%	62%	63%
NA Internet Revenue (% of NA revenue)	68%	73%	66%	67%	62%
European Internet Revenue (% of European revenue)	30%	35%	50%	51%	67%
Cash, Cash Equivalents & Marketable Securities	$29.1	$33.3	$24.1	$33.3	$31.2
Bookings	$57.6	$50.9	$50.8	$68.2	$61.3
Ending Sales Backlog	$70.4	$64.9	$67.4	$72.8	$76.9
Average Billable Full Time Equivalents (FTE’s)	728	712	766	821	818
Days Sales Outstanding (DSO)	35 days	43 days	49 days	43 days	40 days
Utilization	64%	68%	62%	62%	62%
Bookings to Revenue Ratio (B/R)	1.11	0.89	0.92	1.09	1.07
Harris Interactive Key Operating Metrics — Trailing Twelve Months
Updated 5/2/08

Dollar amounts in millions US$	Mar 07	Jun 07	Sep 07	Dec 07	Mar 08
Consolidated Revenue	$213.5	$211.8	$219.8	$226.8	$232.3
Internet Revenue (% of total revenue)	59%	60%	61%	62%	62%
NA Internet Revenue (% of NA revenue)	67%	69%	69%	69%	67%
EUR Internet Revenue (% of European revenue)	32%	34%	36%	42%	50%
Total Bookings	$213.0	$217.1	$225.0	$227.4	$231.2
Average Billable Full Time Equivalents (FTE’s)	720	720	731	757	779
Utilization	63%	63%	64%	64%	63%
Bookings to Revenue Ratio (B/R)	1.00	1.03	1.02	1.00	1.00
Key Operating Metrics Definitions
Bookings — The contract value of revenue-generating projects expected to take place during the next four fiscal quarters for which a firm client commitment has been received during the current period, less any adjustments to prior period bookings due to contract value adjustments or project cancellations during the current period.
Ending Sales Backlog — Prior period ending sales backlog plus current period bookings less revenue recognized on outstanding projects as of the end of the period.
Average Billable Full-time Equivalents (FTE’s) — The hours of available billable capacity in a given period divided by total standard hours for a full-time employee. This represents an average for the periods reported.
Days Sales Outstanding (DSO) — Accounts receivable as of the end of the applicable period (including unbilled receivables less deferred revenue) divided by our daily revenue (total revenue for the period divided by the number of calendar days in the period).
Utilization — Hours billed by project personnel in connection with specific revenue-generating projects divided by total hours of available capacity. Hours billed do not include marketing, selling, or proposal generation time.
Bookings to Revenue Ratio (B/R) — This ratio is determined by dividing total bookings for the period by total revenue. Ratios above 1.0 are indicative of a growing sales backlog.
NOTE: The metrics presented herein should be evaluated in conjunction with all other reports and documents filed by the Company with the Securities and Exchange Commission during each of the fiscal periods noted above.
Please see attached schedules for detailed financial information.

Harris Interactive Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	March 31,	June 30,
	2008	2007

Assets
Cash and cash equivalents	$31,234	$28,911
Marketable securities	—	4,418
Accounts receivable, net	34,570	34,794
Unbilled receivables	10,883	9,938
Prepaids and other current assets	9,341	6,964
Deferred tax assets	3,633	3,754
Assets held for sale	—	1,074

Total current assets	89,661	89,853
Property, plant and equipment, net	12,001	9,902
Goodwill	129,331	115,466
Other intangibles, net	24,048	11,788
Deferred tax assets	11,137	13,628
Other assets	2,531	1,401

Total assets	$268,709	$242,038

Liabilities and Stockholders’ Equity
Accounts payable	6,972	8,079
Accrued expenses	22,143	22,198
Current portion of long-term debt	6,925	19,625
Deferred revenue	19,207	17,575
Liabilities held for sale	—	330

Total current liabilities	55,247	67,807

Long-term debt	24,238	—
Deferred tax liabilities	4,379	859
Other long-term liabilities	3,074	1,016

Total stockholders’ equity	181,771	172,356

Total liabilities and stockholders’ equity	$268,709	$242,038

Harris Interactive Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three months ended		Nine months ended
	March 31,		March 31,
	2008	2007	2008	2007

Revenue from services	$57,322	$51,748	$175,224	$154,696
Cost of services	28,533	26,132	86,230	75,225

Gross profit	28,789	25,616	88,994	79,471
Gross margin	50.2%	49.5%	50.8%	51.4%

Operating expenses:
Sales and marketing	5,806	5,642	17,643	15,617
General and administrative	21,172	16,945	59,651	51,197
Depreciation and amortization	2,542	1,604	7,447	4,920
Gain on sale of assets	—	—	—	(410)
Restructuring charges	1,138	—	1,138	—

Total operating expenses	30,658	24,191	85,879	71,324

Operating income (loss)	(1,869)	1,425	3,115	8,147
Operating margin	-3.3%	2.8%	1.8%	5.3%

Interest and other income	230	580	909	1,773
Interest expense	(514)	(5)	(1,477)	(10)

Income (loss) from continuing operations before income taxes	(2,153)	2,000	2,547	9,910

Provision (benefit) for income taxes	(20)	879	1,638	4,271

Income (loss) from continuing operations	(2,133)	1,121	909	5,639
Income from discontinued operations, net of tax	—	35	124	73

Net income (loss)	$(2,133)	$1,156	$1,033	$5,712

Basic net income (loss) per share:
Continuing operations	$(0.04)	$0.02	$0.02	$0.10
Discontinued operations	—	0.00	0.00	0.00

	$(0.04)	$0.02	$0.02	$0.10

Diluted net income (loss) per share:
Continuing operations	$(0.04)	$0.02	$0.02	$0.10
Discontinued operations	—	0.00	0.00	0.00

	$(0.04)	$0.02	$0.02	$0.10

Weighted average shares outstanding -

Basic	52,923,113	57,438,567	52,776,473	58,504,441

Diluted	52,923,113	57,707,097	52,989,003	58,760,154

Q3FY08
Reconciliation of GAAP Income to EBITDA and Adjusted EBITDA
(in thousands)

	Three months ended		Nine months ended
	March 31,		March 31,
	2008	2007	2008	2007

GAAP net income (loss)	$(2,133)	$1,156	$1,033	$5,712
Income from discontinued operations, net of tax	—	(35)	(124)	(73)
Interest income	(230)	(580)	(909)	(1,773)
Interest expense	514	5	1,477	10
Provision (benefit) for income taxes	(20)	879	1,638	4,271
Depreciation and amortization	2,542	1,604	7,447	4,920

EBITDA	$673	$3,029	$10,562	$13,067
Non-cash stock-based compensation*	954	890	3,142	2,849

Adjusted EBITDA (EBITDA plus stock-based comp.)	$1,627	$3,919	$13,704	$15,916

Revenue from services	$57,322	$51,748	$175,224	$154,696
EBITDA margin	1.2%	5.9%	6.0%	8.4%
Adjusted EBITDA margin	2.8%	7.6%	7.8%	10.3%

*	Non-cash stock-based compensation expense represents the cost of stock-based compensation awarded by the Company to its employees under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments” (“SFAS No. 123(R)”).